Exhibit 1


                                  POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS:

     FINMECCANICA - Societa per azioni, a corporation organized under the laws of Italy ("Finmeccanica"), does hereby make, constitute and appoint each of Alberto De Benedictis, born in Rome, Italy on May 17, 1952 and
     Omar Gonzalez, born in Santiago de Chile, Chile on January 25, 1954, both resident of New York with business addresses at Finmeccanica, 375 Park Avenue, New York, New York, to be its true and lawful attorneys-in-fact for and in its name, place and stead to execute and deliver separately on behalf of Finmeccanica certain Schedule 13D, Form 3, Form 4 and Form 5 filings, and amendments thereto and ancillary Joint Filing Agreements to be filed with the U.S. Securities and Exchange Commission (the "SEC") with respect to the ownership by Finmeccanica, directly or indirectly, of the Class A common stock of Brown & Sharpe Manufacturing Company, or such Schedule 13D, Form 3, Form 4 and Form 5 filings and ancillary Joint Filing Agreements which may be required with respect to the investment by Finmeccanica, directly or indirectly, in the stock of Brown & Sharpe Manufacturing Company, and to execute and deliver to the SEC such other documents which such attorneys-in-fact, acting singly, may deem necessary or advisable in connection with the aforesaid filings.

     This Power of Attorney shall expire on December 31, 1995.

     IN WITNESS THEREOF, FINMECCANICA - Societa per azioni has caused this Power of Attorney to be duly executed this 7 day of November, 1994.

                              FINMECCANICA - Societa per azioni

                                   By: /s/ Bruno Steve
                                      ----------------------------
                                   Name: Bruno Steve
                                   Title: General Manager